SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of Earliest Event): January 25, 2005
Calais Resources, Inc.
(Exact Name of Registrant as Specified in its Charter)

British Columbia	0-29392	88-0379834
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
4415 Caribou Road — P.O. Box 653 – Caribou, Nederland, CO 80466-0653
(Address of Principal Executive Offices) (Zip Code)
(303) 258-3806
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, If Changed Since Last Report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 1.01. Entry into Material Definitive Agreements.
Debt Refinancing Agreement with Calim Private Equity LLC
On December 15, 2005, Calais Resources, Inc. (the “Corporation”) reached an agreement (the “Refinancing Agreement”) with Calim Private Equity, LLC of Aspen, Colorado (“Calim”) to refinance the mortgage debt secured by the Corporation’s Caribou properties near Nederland, Colorado (the “Broadway Mortgage”).
Pursuant to the terms of the Refinancing Agreement, which has not yet been fully documented, Calim has purchased the Corporation’s debt underlying the $4.5 million Broadway Mortgage (the “Broadway Note”), paying all accrued interest and penalties. Calim has also agreed to terms extending the Broadway Note for an additional 12 months. The terms of the Broadway Mortgage were reported in the Corporation’s Quarterly Report on Form 10-QSB for the Quarter ended August 31, 2004. At the time the Corporation entered into the Refinancing Agreement, the Corporation was in default on the Broadway Note, the terms of which called for the repayment of the Broadway Note by August 1, 2005. Pursuant to the Refinancing Agreement, Calim has the right to convert the amount outstanding under the Broadway Note at any time into five-year convertible bonds of the Corporation in the face amount of $1,000 per bond. These bonds will be secured by a first position against the property of the Corporation. The bonds will bear interest at the rate of 12 percent and be convertible into Units at a conversion price of $.20. Each Unit shall consist of one share of the Corporation’s common stock (the “Common Stock”) and one two-year share purchase warrant for the purchase of one share of Common Stock at a strike price of $.30 per share. Should Calim elect not to convert the Broadway Note into bonds, it shall give 60 days notice prior to the due date of the Broadway Note, with principal and any accrued interest being due on December 15, 2006.
Calim has further provided $200,000 of working capital to the Corporation in return for a private placement of 1,000,000 Units of the Corporation at $0.20 per Unit. Each such warrant is convertible at any time prior to December 16, 2007 into Common Stock at a price of $0.25 per share. Calim has provided further funding on a demand note basis and has the option, until January 22, 2006, to convert this note into an additional private placement of $1.5 million under the same terms and conditions as the initial private placement, pending the completion of due diligence by Calim.
Pursuant to the terms of the Refinancing Agreement, the Corporation has agreed to issue to Calim an option terminating January 22, 2006, to invest a total of $1.5 million in the Corporation on the basis of mutually acceptable monthly budgets of $100,000, beginning with a monthly budget submitted to Calim as of November 22, 2005. These funds will be provided on the same terms and conditions as the private placement described above. Approximately $540,000 of these proceeds will be utilized to fully pay obligations to Aardvark Agencies, Inc., a Washington corporation, in order to re-acquire portions of the Caribou Consolidated Mines property and other property groups owned by Aardvark in the Grand Island Mining District pursuant to options recorded in favor of the Corporation. Amounts advanced monthly to the Corporation will bear interest at the rate of 1% per month and will be applied toward the $1.5 million private placement if elected in accordance with the option described above; otherwise such amount will be become part of the demand note described in the preceding paragraph. Should Calim elect not to exercise its option prior to January 22, 2006 moneys already advanced, plus accrued interest, will be payable by the Corporation 30 days from its receipt of a repayment demand by Calim.
Also pursuant to the terms of the Refinancing Agreement, Calim shall be issued a five-year broker warrant fee to purchase an additional 2 million share of Common Stock at a purchase price of $.25 per share.
Calim is also entitled to a restructuring fee of 1 million shares of Common Stock, with 250,000 shares of Common Stock issued upon the signing of the Agreement and the first advance of $100,000, an additional 250,000 shares of Common Stock issued upon the advance of the second $100,000, and 500,000 shares of Common Stock due at the closing of the Broadway Group mortgage purchase. These shares have not yet been issued.
Extension of Panama Mining Agreement
On December 5, 2005, the Corporation completed a new 10-year extension of its hard rock mining agreement with Panama Mining of Golden Cycle, Inc. (“Panama Mining”) on the Faja de Oro Project in the Veragus Province of Panama. These applications were described in the Corporation’s Quarterly Report Form 10-QSB for the period ended August 31, 2004. In connection with the extension, the Corporation completed payment of US $12,000 of past-due obligations to Panama Mining and paid a US $25,000 renewal fee. During the 2006 operating season ending on September 15, 2006, the Corporation will be required to expend an additional US$175,000 in exploration and property maintenance under its work program commitment. Under the agreement with Panama Mining the Corporation must make annual payments on September 15th of each year in the amount of US $25,000 and spend a minimum of US $100,000 on exploration and property maintenance work during the term of the extension.
Item 2.01. Completion of Acquisition or Disposition of Assets.
On December 16, 2005, the Corporation purchased the Congo Chief Mine and surrounding property at Caribou in Boulder County, Colorado, from the Estate of Jack Snyder for a purchase price of $280,000. The source of these funds was Calim, in connection with the Refinancing Agreement proceeds described in Item 1.01 above. The Congo Chief Mine, Boulder County Survey number 20305, contains 20.66 acres of patented mining property. The property is located in the northeast portion of the Consolidated Caribou Mining District and overlies a hanging wall split of the northeast extension of the No Name vein. With the purchase of the Congo Chief Mine property, the Corporation will have achieved a significant consolidation of claims in the entire Caribou Mining District.
Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.
On or about February 9, 2005, a Cease Trade Order (the “Order”) was issued by the British Columbia Securities Commission (BCSECCOM) as a result of the Corporation’s failure to file and deliver an interim financial statement for the financial period ended August 31, 2004, as required under Part 4 of National Instrument (“NI”) 51- 102 and a Form 51-102F1 Management’s Discussion and Analysis for the period ended August 31, 2004, as required under Part 5 of NI 51-102 for the financial period ended November 30, 2004.
When the Order was issued the Corporation had insufficient funds on hand to engage accounting and legal advisors to prepare and file the required Canadian filings. Due to continued financial hardships, the Corporation has subsequently failed to file with the British Columbia Securities Commission its interim financial statements and management discussion and analysis for the financial periods ended February 28 and September 30, 2005 its audited financial statements and management discussion and analysis for the financial year ended May 31, 2005.
However, with the infusion of additional capital from private investors as described in Item 1.01 above, the Corporation has now retained accounting and legal counsel to assist the Corporation in becoming current in its securities disclosure filings in the United States and Canada. Upon filing of its currently deficient financial and material change disclosure, the Corporation must make application to the BCSCCOM to revoke the current Order.
Item 3.02. Unregistered Sales of Equity Securities.
On January 25, 2005, the Corporation sold, in exchange for aggregate gross proceeds of $25,000, 100,000 shares of Common Stock and 100,000 common stock purchase warrants, each such warrant to purchase one share of Common Stock at any time prior to January 25, 2007, at an initial exercise price of $0.40 per share (subject to adjustment), to John Jonen, an accredited investor, (the “Jonen Financing”). The Corporation used the net proceeds from the Jonen Financing for paying critical accounts payable, including utilities, workman’s compensation insurance premiums, office rent and environmental permitting expenses.
On April 1, 2005, the Corporation sold, in exchange for aggregate gross proceeds of $220,000, 1,100,000 shares of Common Stock and 1,100,000 Common Stock purchase warrants, each warrant to purchase one share of Common Stock at any time prior to March 24, 2010, at an initial exercise price of $0.30 per share (subject to adjustment), to Resource Capital Fund III L.P. (“RCF III”), an accredited investor, (the “RCF III Financing”). The Corporation used the net proceeds from the RCF III Financing for working capital and general corporate purposes.
On or about August 30, 2005, the Corporation sold 16,700 shares of Common Stock to RCF III, an accredited investor, in reimbursement to RCF III for $3,340.00 of transaction fees incurred by RCF III in connection with the RCF III Financing, at a price of $0.20 per share, pursuant to the March 15, 2005 Term Sheet between RCF III and the Corporation for the RCF III Financing. These shares have not yet been issued due to the Order described in Item 3.01 above.
On or about June 21, 2005, the Corporation sold 177,152 shares of Common Stock to RCF III in reimbursement to RCF III for $35,430.58 of legal fees incurred by RCF III in connection with the RCF III Financing, at a price of $0.20 per share, pursuant to the March 15, 2005 Term Sheet between RCF III and the Corporation for the RCF III Financing. These shares have not yet been issued due to the Order described in Item 3.01 above.
On June 30, 2005, the Corporation sold, in exchange for aggregate gross proceeds of $150,000, 750,000 shares of the Corporation’s Common Stock and 750,000 Common Stock purchase warrants, each such warrant to purchase one share of Common Stock at any time prior to July 29, 2010, at an initial exercise price of $0.25 per share (subject to adjustment), to R. David Russell, an accredited investor, (the “Russell Financing”). The Corporation used the net proceeds from the Russell Financing to pay aged accounts payable and for working capital and general corporate purposes.
Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

(a) Not applicable
(b) Effective July 28, 2005, Melvin Martin, Director, resigned from the board of the Corporation for personal reasons. Matthew Witt, the Chief Financial Officer of the Corporation, informed the Board on February 7, 2005 that he would resign as Chief Financial Officer effective immediately for personal reasons. Since Mr. Witt’s resignation, the Corporation has not been able financially to recruit and hire a new Chief Financial Officer
(c) Not applicable.
(d) The Corporation on August 11, 2005 announced the appointment of R. David Russell to its Board of Directors, effective as of July 29, 2005, to fill the vacancy that was created by the retirement of Mr. Martin. The Corporation on August 11, 2005 also announced the appointment of David K. Young to its Board of Directors, effective as of July 30, 2005.
Item 8.01 – Other Events
Because of severe financial difficulties brought on by events reported in the Corporation’s Quarterly Report on Form 10-QSB for the period ending August 31, 2004, the Corporation was left substantially without cash, employees or legal or audit services for the period beginning in the third quarter of its 2005 fiscal year ending May 31, 2005. As described above in Item 3.02, the Corporation made several private placements of equity securities during the past year, in order to pay pressing debt obligations, including 416 aged and current accounts payable and substantial sums owed to prior legal and audit service providers. Since receiving the Calim private placements, the Corporation is actively working with its Certified Public Accountants, new legal counsel and audit firms to bring the Corporation back to full reporting compliance as quickly as possible.
SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
CALAIS RESOURCES, INC. (Registrant)

December 23, 2005	By:	/s/ Thomas Hendricks
Thomas Hendricks, Chief Executive Officer